Exhibit (10)

EXECUTION COPY

ECOLAB INC.

€300,000,000

4.355% Series A Senior Notes due 2013

4.585% Series B Senior Notes due 2016

NOTE PURCHASE AGREEMENT

DATED AS OF JULY 26, 2006

i

Section 23.3.	English Language
Section 23.4.	Jurisdiction and Process
Section 23.5.	Obligation to Make Payment in Dollars

SCHEDULE A	—	Information Relating to Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15	—	Existing Indebtedness

EXHIBIT 1-A	—	Form of 4.355% Series A Senior Note due 2013

EXHIBIT 1-B	—	Form of 4.585% Series B Senior Note due 2016

EXHIBIT 3	—	Form of Swap Indemnity Agreement

EXHIBIT 4.4(a)(i)	—	Form of Opinion of Special Counsel for the Company

EXHIBIT 4.4(a)(ii)	—	Form of Opinion of General Counsel of the Company

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

v

ECOLAB INC.

370 Wabasha Street North

St. Paul, Minnesota 55102

4.355% Series A Senior Notes due 2013

4.585% Series B Senior Notes due 2016

As of July 26, 2006

TO EACH OF THE PURCHASERS LISTED IN

SCHEDULE A HERETO:

Ladies and Gentlemen:

Ecolab Inc., a Delaware corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1.                                                 AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale, in two series, of €300,000,000 aggregate principal amount of its senior notes, of which €125,000,000 aggregate principal amount shall be its 4.355% Series A Senior Notes due 2013 (the “Series A Notes”) and €175,000,000 aggregate principal amount shall be its 4.585% Series B Senior Notes due 2016 (the “Series B Notes” and, together with the Series A Notes, the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The Series A Notes and the Series B Notes shall be substantially in the form set out in Exhibits 1-A and 1-B, respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2.                                                 SALE AND PURCHASE OF NOTES

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the respective series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.                                                 CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005, at 10:00 a.m., New York City time, at a closing (the “Closing”) on December 14, 2006 or on such other Business Day thereafter on or prior to December 21, 2006 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note for each series to be so purchased (or such greater number of Notes in denominations of at least €100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account name: Ecolab Inc., IBAN: xxxx xxxx xxxxxx xxxxxxxx, xxxxxxxx, xxxxxx, BIC Code: xxxxxxx. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Prior to the execution and delivery of this Agreement, the Company shall execute and deliver to the Purchasers an agreement in substantially the form of Exhibit 3.

SECTION 4.                                                 CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.           Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2.           Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and immediately after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.

Section 4.3.           Compliance Certificates.

(a)           Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)           Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

Section 4.4.           Opinions of Counsel. Such Purchaser shall have received opinions, dated the date of the Closing (a) from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, and from the General Counsel of the Company, in the form set forth in Exhibits 4.4(a)(i) and 4.4(a)(ii), respectively, or otherwise in form and substance reasonably satisfactory to such Purchaser (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Milbank, Tweed, Hadley & McCloy LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.           Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.           Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7.           Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least two Business Days prior to the Closing.

Section 4.8.           Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of Notes.

Section 4.9.           Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation where the Company is not the surviving entity at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.        Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.        Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.                                                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1.           Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.           Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.           Disclosure. The Company, through its agents, Banc of America Securities LLC and Barclays Capital Inc.,  has delivered to each Purchaser a copy of a Private Placement Memorandum, dated May 2006 (the “Memorandum”), relating to the transactions contemplated hereby. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to June 12, 2006 (other than any projections or other forward-looking information) being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure

Documents, since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The projections and other forward-looking statements contained in the Disclosure Documents are based on good faith estimates of, and assumptions believed to be reasonable by the Company at the time made, it being recognized, however, that projections  and other forward-looking statements are not to be viewed as facts and that no assurances can be given that the actual results during the periods covered by such projections will not differ from the projected results. For purposes of this Section 5.3, notice to a Purchaser of the posting of the Memorandum to Intralinks (with appropriate access thereto having been granted to such Purchaser) shall constitute delivery of the Memorandum to such Purchaser.

Section 5.4.           Organization and Ownership of Shares of Subsidiaries.

(a)           Schedule 5.4 is (except as noted therein) a complete and correct list of the Company’s Subsidiaries (other than any inactive or dormant Subsidiary) as of the date of this Agreement, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

(b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary (other than any inactive or dormant Subsidiary) owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)           Each Subsidiary (other than any inactive or dormant Subsidiary) is a corporation or other legal entity duly organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where failure to hold such power or authority would not reasonably be expected to have a Material Adverse Effect.

Section 5.5.           Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents, except for any such liabilities that would not reasonably be expected to have a Material Adverse Effect. For purposes of this Section 5.5, notice to a Purchaser of the posting to Intralinks of the financial statements required to be delivered by this Section 5.5 (with appropriate access thereto having been granted to such Purchaser) shall constitute delivery of such financial statements to such Purchaser.

Section 5.6.           Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, note purchase or credit agreement, corporate charter or by-laws, or any other Material agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.

Section 5.7.           Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 5.8.           Litigation; Observance of Statutes and Orders.

(a)           There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or Title III of the USA Patriot Act, as applicable to the Company or any Subsidiary) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.9.           Taxes. The Company and its Subsidiaries have filed all Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a

Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The United States Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended 1998.

Section 5.10.        Title to Property; Leases. The Company and its Subsidiaries have good and marketable title in fee simple (or its equivalent under applicable law) to all of their respective Material real properties and have good title to all of their other respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), except in each case where the failure to have such title would not reasonably be expected to have a Material Adverse Effect, and in each case free and clear of Liens prohibited by this Agreement, except for Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.        Licenses, Permits, Etc. The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.12.        Compliance with ERISA, Etc.

(a)           The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that would reasonably be expected to have a Material Adverse Effect . The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)           The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)           The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)           The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)            All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply would not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue would not be reasonably expected to have a Material Adverse Effect.

Section 5.13.        Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 65 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.        Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in Part I.E of the Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221) in violation of said Regulation U, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 20% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 20% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.        Existing Indebtedness. Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries (other than intercompany Indebtedness) as of May 31, 2006 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and guaranty thereof, if any), since which date there has been no Material change in the outstanding principal amount of the Indebtedness of the Company or its Subsidiaries such as would constitute a Material Adverse Effect. Neither the Company nor any Subsidiary is in default and no temporary waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary, and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $35,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment (other than pursuant to a prepayment required due to a voluntary sale or condemnation of collateral securing such Indebtedness, or in the case of Indebtedness which was Indebtedness of an entity acquired by the Company or any of its Subsidiaries and which Indebtedness was assumed by the Company or such Subsidiary as part of such acquisition, a prepayment required due to a sale or other transfer or condemnation of assets).

Section 5.16.        Foreign Assets Control Regulations, Etc.

(a)           Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)           Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) knowingly engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)           No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17.        Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, or the Federal Power Act, as amended.

Section 5.18.        Environmental Matters.

(a)           Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary has knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, against the Company or any Subsidiary of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(c)           Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect.

(d)           All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.                                                 REPRESENTATIONS OF THE PURCHASERS.

Section 6.1.           Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.           Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) is “related” (as such term is defined in part V(h) of the QPAM Exemption) to the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets represent 10% or more of the assets of such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the

Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.                                                 INFORMATION AS TO COMPANY.

Section 7.1.           Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)           Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)            a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)           consolidated statements of income and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such

Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at:  http//www.ecolab.com) (such availability being referred to as “Electronic Delivery”) and shall have given such holder notice of each such Electronic Delivery;

(b)           Annual Statements — within 120 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,

(i)            a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)           consolidated statements of income, cash flows, and comprehensive income and shareholders’ equity of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing selected by the Company, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), and provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof and shall have given such holder notice of each such Electronic Delivery;

(c)           SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole under any Bank Credit Agreement (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC, but excluding reports or registration statements relating to employee benefit plans on Form 11-K and of

Form S-8 (or any successor form), and provided, that the Company shall be deemed to have made such delivery of each such statement, report, notice, proxy statement, regular or periodic report, registration statement or prospectus (or any amendment thereto) if it shall have timely made Electronic Delivery thereof and shall have given such holder notice of each such Electronic Delivery;

(d)           Notice of Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)           ERISA Matters, etc. — promptly, and in any event within ten Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)            with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof and which would reasonably be expected to have a Material Adverse Effect; or

(ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or

(iii)          any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv)          receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f)            Environmental Event — promptly, and in any event within 14 Business Days after a Responsible Officer becoming aware of the existence of any Environmental Event, a written notice specifying the nature thereof and a statement of a Responsible Officer of the Company explaining the Company’s understanding of the basis for such Environmental Event; and

(g)           Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations under this Agreement and under the Notes as from time to time may be reasonably requested by any such Institutional Investor.

Section 7.2.           Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a)           Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.5(e) and 10.6(f) during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)           Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.           Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)           No Event of Default — if no Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s senior officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)           Event of Default — if an Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective senior officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries, it being understood that this provision shall not preclude an officer or representative of the Company from being present at any such discussion with such accountants), all at such times and as often as may be requested.

Materials and other information provided to any such holder of Notes pursuant to the provisions of this Section 7.3 shall be subject to the confidentiality provisions of Section 20. Notwithstanding anything in this Section 7.3 to the contrary (i) all visits, inspections, discussions and information requests shall relate to the compliance by the Company with the terms of this Agreement or generally to the administration of the investment represented by a Note and (ii) neither the Company nor any Subsidiary shall be required to disclose any information that is subject to its attorney-client privilege.

SECTION 8.                                                 PAYMENT OF THE NOTES.

Section 8.1.           Maturity. As provided therein, the entire unpaid principal balance of the Series A and the Series B Notes shall be due and payable on the respective stated maturity dates thereof.

Section 8.2.           Optional Prepayments. The Notes are not subject to prepayment except as provided in Section 8.3.

Section 8.3.           Prepayment in Connection with a Merger Prepayment Event. Within five Business Days of the occurrence of a Merger Prepayment Event, the Company shall give written notice thereof to each holder of a Note, which notice shall (i) refer specifically to this Section 8.3 and describe the related Merger Event in reasonable detail (including the Persons party thereto), (ii) specify a Business Day not less than 30 days and not more than 60 days after the date of such notice (the “Prepayment Date”) and specify the Response Date (as defined below) and (iii) offer to prepay on the Prepayment Date all (but not less than all) of the Notes of such holder, at 100% of the principal amount thereof, together with interest accrued thereon to the Prepayment Date. Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on a date at least ten days prior to the Prepayment Date (such date ten days prior to the Prepayment Date being the “Response Date”), and the Company shall prepay on the Prepayment Date all Notes held by each holder that has accepted such offer in accordance with this Section 8.3 at a price in respect of each such Note held by such holder equal to 100% of the principal amount thereof, together with interest accrued thereon to the Prepayment Date; provided, however, that the failure by the holder of any Note to respond to such offer in writing on or before the Response Date shall be deemed to be a rejection of such offer.

Section 8.4.           Purchase of Notes. The Company will not and will not permit any Affiliate controlled by the Company to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate controlled by the Company pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

SECTION 9.                                                 AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1.           Compliance with Law. Without limiting Section 10.4, the Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 9.2.           Insurance. The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.           Maintenance of Properties. The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.           Payment of Taxes. The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent the same have become due and payable, provided that neither the Company nor any Subsidiary need file any such returns or pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the failure to file such returns or the nonpayment of all such taxes, assessments, charges and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 9.5.           Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.6.           Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account to allow preparation by the Company of financial statements in conformity with GAAP.

Section 9.7.           Most Favored Lender.

(a)           If at any time after the date of the Closing the Company is party to any Bank Credit Agreement that shall contain any financial covenant that relates specifically to one or more numerical measures of the financial condition or results of operations of the Company or the Company and its Subsidiaries on a consolidated basis (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default, or otherwise) (or any thereof shall be amended, restated or otherwise modified) and such financial covenant is not contained in this Agreement or would be more beneficial to the holders of the Notes than any analogous covenant previously incorporated into this Agreement pursuant to this Section 9.7 (any such financial covenant, a “Financial Covenant”), then a Senior Financial Officer shall promptly (but in any event within ten Business Days from the occurrence thereof) provide written notice thereof to the holders of Notes, which notice shall refer specifically to this Section 9.7 and shall describe in reasonable detail the Financial Covenant and the relevant ratios or thresholds contained therein. Thereupon, unless waived in writing by the Required Holders, such Financial Covenant shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Financial Covenant became effective under such Bank Credit Agreement. Any Financial Covenant incorporated into this Agreement pursuant to this Section 9.7 shall automatically without any action required to be taken by the Company or any holder of any Note (i) be subject to any subsequent waiver of the correlative covenant to such Financial Covenant under the applicable Bank Credit Agreement for the same time period as waived thereunder, (ii) be deemed amended, restated or otherwise modified in this Agreement to the same effect as the correlative covenant to such Financial Covenant shall be amended, restated or otherwise modified under the applicable Bank Credit Agreement and (iii) be deemed deleted from this Agreement at such time as the correlative covenant to such Financial Covenant shall be deleted from the applicable Bank Credit Agreement or at such time as the applicable Bank Credit Agreement shall be terminated and, in the case of any such termination, no amounts of principal or interest shall be outstanding thereunder (and in any such case under clauses (i), (ii) or (iii) above, a Senior Financial Officer shall promptly (but in any event within five Business Days from the occurrence thereof) provide written notice thereof to the holders of Notes, which notice shall refer specifically to this Section 9.7 and shall describe in reasonable detail the relevant waiver, amendment, restatement, modification or deletion of such Financial Covenant, it being understood that the failure to deliver any such notice shall not affect any such waiver, amendment,  restatement, modification or deletion of such Financial Covenant).

(b)           To the extent that the Company shall directly or indirectly pay or cause to be paid any remuneration, by way of fee, additional interest or otherwise, as consideration for or as an inducement to the entering into by any financier under any Bank Credit Agreement of any waiver, amendment, restatement, modification or deletion of any Financial Covenant at a time when any default or event of default shall exist under such Bank Credit Agreement, the Company shall pay such remuneration, on the same terms, ratably to each holder of Notes then outstanding (based on the principal amount outstanding under such Bank Credit Agreement and the respective outstanding principal amounts of Notes of each such holder at such time).

(c)           In determining whether a breach of any Financial Covenant incorporated by reference into this Agreement pursuant to this Section 9.7 shall constitute an Event of Default, the period of grace (if any) applicable to such Financial Covenant in the applicable Bank Credit Agreement shall apply. Certificates delivered to the holders of Notes pursuant to Section 7.2(a) of this Agreement shall include the information (including reasonably detailed calculations) required in order to establish whether the Company was in compliance, during the fiscal period covered by the applicable financial statements described in such Section 7.2(a), with each Financial Covenant incorporated by reference into this Agreement pursuant to this Section 9.7 as such Financial Covenant may be waived, amended, restated, modified, deleted or terminated.

SECTION 10.                                           NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1.        Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.2.        Merger, Consolidation, Etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person (any such consolidation, merger, conveyance, transfer or lease being a “Merger Event”) unless:

(a)           the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be (the “Successor”), shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia) or any Approved Jurisdiction, and, if the Company is not the Successor, the Successor shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes;

(b)           immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(c)           if, after the occurrence of a Merger Event, the applicable Successor (whether the Company or otherwise) is not organized and existing under the laws of the United States or any State thereof (including the District of Columbia), such Successor shall have caused to be delivered to each holder of any Notes an opinion of internationally recognized independent counsel, or other independent counsel responsibly satisfactory to the Required Holders, to the effect that the provisions of Section 23 hereof are enforceable against such Successor in accordance with their terms (subject only to standard qualifications).

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.

Section 10.3.        Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

Section 10.4.        Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.

Section 10.5.        Liens. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, assume, incur or permit to exist any Lien securing Indebtedness of the Company of any Subsidiary upon or with respect to any property or assets, whether now owned or hereafter acquired, of the Company or any Subsidiary (unless the Company makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured pursuant to documentation reasonably satisfactory to the Required Holders), excluding from the operation of this Section:

(a)           Liens securing Indebtedness of the Company or any Subsidiary outstanding on the date hereof as specified in Schedule 5.15;

(b)           Liens (i) on property or rights relating thereto to secure any rights granted with respect to such property in connection with the provision of all or part of the purchase price or cost of construction or improvement of such property created contemporaneously with, or within 120 days after (or with respect to a new facility, 180 days after), such acquisition or the completion of such construction or improvement, including, without limitation, leases which are, in accordance with GAAP, recorded as capital leases, (ii) on property existing on such property at the time of the acquisition thereof by the Company or any Subsidiary (and not incurred in anticipation thereof), whether or not the obligations secured thereby are assumed by the Company or such Subsidiary, and (iii) on property of a Person at the time the Company or a Subsidiary acquires such Person or acquires or leases the properties of such Person as an entirety or substantially as an entirety or such Person merges into or consolidates with the Company or a Subsidiary (and not incurred in anticipation thereof), provided that in any such case the aggregate principal amount of Indebtedness secured by any such Lien in respect of any such property of rights shall not exceed 105% the fair market value of such property or rights and no such Lien shall extend to or cover any other property or rights of the Company or such Subsidiary;

(c)           Liens securing Indebtedness owing by a Subsidiary to the Company or another Subsidiary;

(d)           any Lien arising out of the extension, renewal, refinancing or replacement of any Indebtedness in whole or in part secured by a Lien permitted by Subsection (a) or (b) above, provided that (i) such Lien shall not extend to any property or assets other than that property or assets subject to the relevant Lien immediately before giving effect to such extension, renewal, refinancing or replacement and (ii) the principal amount of Indebtedness subject to the relevant Lien immediately before giving effect to such extension, renewal, refinancing or replacement is not increased (except for increases in an amount not to exceed accrued interest, premium, fees and expenses in connection therewith); and

(e)           other Liens not otherwise permitted by Subsections (a) through (d) above, provided that, immediately after giving effect to the creation, assumption or incurrence thereof, the aggregate amount (without duplication) of (i) all outstanding Indebtedness secured by Liens incurred pursuant to this Subsection (e) plus (ii) all outstanding Indebtedness of Subsidiaries incurred pursuant to Section 10.6(f), does not exceed 15% of Consolidated Total Assets.

Section 10.6.        Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur, assume, guarantee or otherwise become liable with respect to any Indebtedness other than:

(a)           Indebtedness outstanding on the date hereof as specified in Schedule 5.15 and any extension, renewal, refinancing or replacement thereof in whole or in part, provided that the principal amount thereof immediately prior to such extension, renewal, refinancing or replacement is not increased (except for increases in an amount not to exceed accrued interest, premium, fees and expenses in connection therewith);

(b)           Indebtedness owed by any Subsidiary to the Company or any other Subsidiary;

(c)           Indebtedness of a Subsidiary existing at the time such Subsidiary becomes a Subsidiary (and not incurred in anticipation thereof) and any extension, renewal, refinancing or replacement thereof in whole or in part, provided that the principal amount thereof immediately prior to such extension, renewal, refinancing or replacement is not increased (except for increases in an amount not to exceed accrued interest, premium, fees and expenses in connection therewith);

(d)           Indebtedness secured by any Lien permitted by Subsection 10.5(b) (or Subsection 10.5(d) to the extent such Lien relates to a Lien incurred pursuant to Subsection 10.5(b));

(e)           guarantees of Indebtedness of any other Subsidiary; and

(f)            Indebtedness, not otherwise permitted by Subsections (a) through (e) above, provided that, immediately after giving effect to the creation, incurrence or assumption thereof, the aggregate amount (without duplication) of (i) all outstanding Indebtedness incurred pursuant to this Subsection (f) plus (ii) all outstanding Indebtedness secured by Liens incurred pursuant to Section 10.5(e), does not exceed 15% of Consolidated Total Assets.

SECTION 11.                                           EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of any interest on any Note or (if applicable) any amount payable pursuant to Section 23.2, in any case for more than ten days after the same becomes due and payable; or

(c)           the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), 10.5 or 10.6; or

(d)           the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)           any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished pursuant to this Agreement hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)            (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor ) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than the Notes) that is outstanding in an aggregate principal amount of at least $35,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness (other than the Notes) in an aggregate outstanding principal amount of at least $35,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment (other than pursuant to a prepayment required due to a voluntary sale or condemnation of collateral securing such Indebtedness, or in the case of Indebtedness which was Indebtedness of an entity acquired by the Company or any of its Subsidiaries and which Indebtedness was assumed by the Company or such Subsidiary as part of such acquisition, a prepayment required due to a sale or other transfer or condemnation of assets); or

(g)           the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated pursuant to any bankruptcy, insolvency or similar law, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)           a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries,

a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)            any event occurs with respect to the Company or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or (h), provided that if the event which occurs is analogous to an event described in Section 11(h), then the same grace period applicable pursuant to Section 11(h) shall be applicable to such event; or

(j)            a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 (or its equivalent in the relevant currency of payment) (to the extent not covered by insurance under which the insurer has admitted its liability in writing) are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged, paid or stayed pending appeal, or are not discharged or paid within 60 days after the expiration of such stay; or

(k)           if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder,  (vii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up or (viii) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12.                                           REMEDIES ON DEFAULT, ETC.

Section 12.1.        Acceleration.

(a)           If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)           If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)           If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.        Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.        Rescission. At any time within 90 days after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.        No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Company will pay to the holder of each Note such further amount with respect to the costs and expenses of such holder incurred in any enforcement or collection under this Section 12,  in accordance with the provisions of Section 15.1.

SECTION 13.                                           REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.        Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.        Transfer and Exchange of Notes.

(a)           Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than €100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than €100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

(b)           Notwithstanding anything to the contrary above, each Purchaser severally agrees, and each subsequent holder of any Note by its acceptance thereof shall be deemed to have severally agreed, not to sell or otherwise transfer any Note held by it to any Person that is a Competitor.

Section 13.3.        Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)           in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)           in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.                                           PAYMENTS ON NOTES.

Section 14.1.        Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Barclays Bank PLC in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.        Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.                                           EXPENSES, ETC.

Section 15.1.        Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of one special counsel (acting on behalf of all the Purchasers and the holders of the Notes) and, if reasonably required by the Required Holders, local counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) if an Event of Default occurs, the reasonable costs and expenses incurred in enforcing or defending any rights under this Agreement or the Notes in connection with such Event of Default, (b) the reasonable costs and expenses, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $2,000. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2.        Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16.                                           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.                                           AMENDMENT AND WAIVER.

Section 17.1.        Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17, 20 or 23.5 (it being understood and agreed that any amendments or waivers with respect to Section 10.2 will only require the consent of the Required Holders).

Section 17.2.        Solicitation of Holders of Notes.

(a)           Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)           Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c)           Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17.2 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 17.3.        Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4.        Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.                                           NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)            if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)          if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Treasurer with a copy to General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.

SECTION 19.                                           REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.                                           CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary (or by any other Purchaser or holder of any Note pursuant to clause (iii) below) in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is clearly marked or labeled or otherwise adequately identified when delivered to such Purchaser as being confidential information , provided that such term does not include information that (a) was publicly known prior to the time of such disclosure otherwise than (to such Purchaser’s knowledge) by reason of any breach of these provisions, (b) subsequently becomes publicly known otherwise than (to such Purchaser’s knowledge) by reason of any breach of these provisions, (c) is known to such Purchaser at the time of its receipt thereof (other than any such information which to such Purchaser’s knowledge is already known to such Purchaser by virtue of any breach by any third party of any confidentiality obligation owed to the Company) or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such

Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes) provided that any such directors, trustees, officers, employees, agents, attorneys and affiliates will be notified of the confidentiality requirements set forth in this Section 20, (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any federal or state regulatory authority having jurisdiction over such Purchaser to the extent delivery is required by such regulatory authority, (vi) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (vii) any other Person to which such delivery or disclosure may be necessary (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21.                                           SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such   Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.                                           MISCELLANEOUS.

Section 22.1.        Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2.        Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.3 that the notice of any offer of a prepayment pursuant to said Section specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3.        Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

Section 22.4.        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5.        Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7.        Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York without regard to principles of conflicts of law (except Section 5-1401 of the New York General Obligations Law).

Section 22.8.        Jurisdiction and Process; Waiver of Jury Trial.

(a)           The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           To the extent Section 23.4(b) is not otherwise applicable, the Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)           Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)           THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

SECTION 23.                                           POST MERGER EVENT.

The provisions of this Section 23 shall apply at all times after the occurrence of a Merger Event if the applicable Successor (whether the Company or otherwise) is not organized and existing under the laws of the United States or any State thereof (including the District of Columbia).

Section 23.1.         Priority of Obligations. The Company will ensure that its payment obligations under this Agreement and the Notes will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company.

Section 23.2          Tax Indemnification. All payments whatsoever under this Agreement and the Notes will be made by the Company in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter, a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company under this Agreement or the Notes, the Company will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(a)           any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax (including as a result of a Merger Event);

(b)           any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing

Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

(c)           any combination of clauses (a) and (b) above;

and provided further that in no event shall the Company be obligated to pay such additional amounts to any holder of a Note (i) not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing in excess of the amounts that the Company would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, or (ii) registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have given timely notice of such law or interpretation to such holder.

By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 23.2 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority (which in the case of a United Kingdom Inland Revenue Form FD13 or any similar Form shall be deemed to occur when such Form is submitted to the United States Internal Revenue Service in accordance with instructions contained in such Form), whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

On or before the date on which the provisions of this Section 23.2 will become operative, the Company will furnish each holder of a Note with copies of the appropriate Form (and English translation if required as aforesaid) then required to be filed in the applicable Taxing Jurisdiction pursuant to clause (b) of the first paragraph of this Section 23.2, if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note with copies of any Form and English translation then required.

If any payment is made by the Company to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the Company pursuant to this Section 23.2, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Company such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by the Company of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

If the Company is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Company would be required to pay any additional amount under this Section 23.2, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Company will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Company) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If the Company makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.

The obligations of the Company under this Section 23.2 shall survive the payment or transfer of any Note and the provisions of this Section 23.2 shall also apply to successive transferees of the Notes.

The Company also agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in any Taxing Jurisdiction or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 23.2, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 23.3.         English Language. This Agreement and the Notes have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in any jurisdiction in respect hereof or thereof.

Section 23.4.         Jurisdiction and Process.

(a)           The Company shall appoint (and thereafter maintain) an agent to receive for it, and on its behalf, service of process in the United States. The Company shall promptly give each holder of any Note notice of such agent and the address thereof.

(b)           The Company consents to process being served by or on behalf of any holder of a Note in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 18, to its agent specified pursuant to Section 23.4(a) for the purpose of accepting service of any process in the United States. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)           Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

Section 23.5.         Obligation to Make Payment in Dollars. Any payment on account of an amount that is payable hereunder or under the Notes in Dollars which is made to or for the account of any holder of Notes in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Company under this Agreement or the Notes only to the extent of the amount of Dollars which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

ECOLAB INC.

By	/s/ John J. Corkrean
Title: Vice President and Treasurer

The foregoing is hereby

agreed to as

of the date hereof.

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By: CIGNA Investments, Inc. (authorized agent)

/s/ David M. Cass
Name: David M. Cass
Title: Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA

By: CIGNA Investments, Inc. (authorized agent)

/s/ David M. Cass
Name: David M. Cass
Title: Managing Director

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

/s/ Bill Henricksen
Name: Bill Henricksen
Title: Vice President

THRIVENT FINANCIAL FOR LUTHERANS

/s/ Mark O. Swenson
Name: Mark O. Swenson
Title: Vice President

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

/s/ Mark E. Kishier
Name: Mark E. Kishier
Title: Its Authorized Representative

ING USA ANNUITY AND LIFE INSURANCE COMPANY

By: ING Investment Management LLC, as Agent

/s/ Christopher P. Lyons
Name: Christopher P. Lyons
Title: Senior Vice President

SECURITY LIFE OF DENVER INSURANCE COMPANY

By: ING Investment Management LLC, as Agent

/s/ Christopher P. Lyons
Name: Christopher P. Lyons
Title: Senior Vice President

ING LIFE INSURANCE AND ANNUITY COMPANY

By: ING Investment Management LLC, as Agent

/s/ Christopher P. Lyons
Name:	Christopher P. Lyons
Title:	Senior Vice President

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

/s/ Tad Anderson
Name: Tad Anderson
Title: Ass’t. Vice President, Investments

/s/ Eve Hampton
Name: Eve Hampton
Title: Vice President, Investments

LONDON LIFE INSURANCE COMPANY

/s/ B.R. Allison
Name: B.R. Allison
Title: AUTHORIZED SIGNATORY

/s/ R.S. SMITH
Name: R.S. SMITH
Title: AUTHORIZED SIGNATORY

Information Relating To Purchasers

Principal Amount of
Name and Address of Purchaser	Notes to Be Purchased
[NAME OF PURCHASER]	€

(1)                                  All payments by wire transfer
of immediately available
funds to:

with sufficient information
to identify the source and
application of such funds.

(2)                                  All notices of payments and
written confirmations of such
wire transfers:

(3)                                  All other communications:

SCHEDULE A
(to Note Purchase Agreement)

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms defined herein:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Approved Jurisdiction” means the Commonwealth of Australia, Canada and any country that on April 30, 2004 was a member of the European Union (other than Greece and Italy).

“Bank Credit Agreement” means any syndicated credit, loan or note purchase agreement providing for revolving credit loans, term loans or letters of credit with banks or other institutional lenders (including a series of bilateral agreements in aggregate) entered into by the Company as a borrower, issuer or guarantor where the amount then outstanding or commitments then in effect equals or exceeds $50,000,000.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed or a day on which TARGET (the Trans-European Automated Real-time Gross settlement Express Transfer system) is not open.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means (i) Ecolab Inc., a Delaware corporation, or (ii) any entity that becomes a Successor pursuant to Section 10.2 (including without limitation for purposes of Section 23).

“Competitor” means any Person (other than any Purchaser or any Person described in clause (c) of the definition of Institutional Investor) who is substantially engaged in any of the principal lines of business of the Company or any of its Subsidiaries, provided that the provision of investment advisory services by a Person to a Plan which is owned or controlled by a Person which would otherwise be a Competitor shall not of itself cause the Person providing such services to be deemed to be a Competitor if such Person has established procedures which will

SCHEDULE B
(to Note Purchase Agreement)

prevent confidential information supplied to such Person by any member of the Group from being transmitted or otherwise made available to such Plan or Person owning or controlling such Plan.

“Confidential Information” is defined in Section 20.

“Consolidated Total Assets” means, at any time, the aggregate amount of assets of the Company and its Subsidiaries at such time, as determined on a consolidated basis in accordance with GAAP.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.0% over the rate of interest publicly announced by Barclays Bank PLC in London, England as its “base” rate on loans denominated in Euros.

“Dollars” or “$” means lawful money of the United States of America.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Event” means

(a)               the Company (in its best judgment) has made a determination pursuant to any notice or claim received by the Company or any of its Subsidiaries to the effect that the Company or any of its Subsidiaries is a potentially responsible party for response costs incurred or to be incurred at any facility (other than a facility owned or operated by the Company or any of its Subsidiaries) under the Comprehensive Environmental Response, Compensation and Liability Act or any state equivalent, that the potential liability (taking into account the probability that other Persons will provide contributions or otherwise share in the response costs to be incurred at the facility) of the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect;

(b)              the Company (in its best judgment) makes a determination, pursuant to any notice given with respect to property owned or operated by the Company or any of its Subsidiaries, to federal or state environmental agencies under any applicable environmental requirement of law, reporting the release of a hazardous or toxic waste, substance, pollutant or contaminant, including petroleum-based substances or wastes, into the environment, that the potential liability (taking into account the probability that other Persons will provide contributions or otherwise share in the response costs to be incurred at the facility) of the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect;

(c)               the Company acquires actual knowledge that the operations or facilities of the Company or any of its Subsidiaries has become the subject of any state or federal investigation evaluating whether any remedial action pursuant to the National Contingency Plan, or any state equivalent, is needed to respond to a release or threatened release of a hazardous or toxic waste, substance, pollutant or contaminant, including petroleum-based substances or wastes, into the environment, if it could reasonably be expected that the cost to the Company and its Subsidiaries of the anticipated remedial action would have a Material Adverse Effect; or

(d)              the Company acquires actual knowledge that any of the operations or facilities of the Company or any of its Subsidiaries becomes listed or is proposed for listing on the National Priorities List in accordance with 40 C.F.R. Part 300, Appendix B, or any state equivalent, and it could reasonably be expected that the cost to the Company and its Subsidiaries of response costs related thereto would have a Material Adverse Effect.

“Environmental Laws” means all United States Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income  Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business  (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Euros” or “€” means the unit of single currency of the participating member states of the European Community.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Covenant” is defined in Section 9.7.

“Forms” is defined in Section 23.2.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP”  means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)           the government of

(i)            the United States of America or any State or other political subdivision thereof, or

(ii)           any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” means (but without duplication of any item) (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services, excluding trade obligations and other accounts payable arising in the ordinary course of business; (d) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in the foregoing clauses (a) through (d); and (f) solely with respect to Section 10.5, liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Investment Grade Ratings” means (i) if the applicable rating agency is Standard & Poor’s Corporation, a Rating of at least ‘BBB-”, (ii) if the applicable rating agency is Moody’s Investors Service Inc., a Rating of at least “Baa3” and (iii) if the applicable rating agency is any other nationally recognized statistical rating organization, the equivalent of the Ratings described in the foregoing clauses (i) and (ii).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or institutional investor, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Lien” means any mortgage, lien, security interest or other charge or encumbrance.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note has become or is declared to be immediately due and payable pursuant to Section 12.1.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the Kassekurs as reported in the Boersenzeitung on the second Business Day preceding the Settlement Date with respect to such Called Principal for Bundesobligationen having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if the Boersenzeitung is not published on such Business Day, the Kassekurs set on such Business Day by the Frankfurt Stock Exchange at (or at approximately) 11:00 A.M. (Frankfurt time) on such Business Day for actively traded Bundesobligationen having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (iii) if such Kassekurs are not reported as of such time or the Kassekurs reported as of such time are not ascertainable (including by way of interpolation), by reference to the arithmetic mean of the yields to maturity quoted for actively traded Bundesobligationen having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date by three market makers selected by the Required Holders. Such implied yield will be determined, if necessary, by (a) converting quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded Bundesobligationen with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded Bundesobligationen with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such

Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal has become or is declared to be immediately due and payable pursuant to Section 12.1.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes or (c) the validity or enforceability of this Agreement or the Notes.

“Memorandum” is defined in Section 5.3.

“Merger Event” is defined in Section 10.2.

“Merger Prepayment Event” means (i) the occurrence of a Merger Event in which the Company is not the Successor and (ii) within 180 days after the date of such Merger Event, the Successor does not have at least two Investment Grade Ratings.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating” means in connection with any Merger Event the senior unsecured credit rating from a specified rating agency in respect of the Notes or any other unsecured and unsubordinated debt of the applicable Successor having an initial maturity of five years or more.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or assistant treasurer of the Company.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date of the Closing) of the Company.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Successor” is defined in Section 10.2.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Taxing Jurisdiction” is defined in Section 23.2.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

EXHIBIT 1-A

[FORM OF SERIES A NOTE]

ECOLAB INC.

4.355% SERIES A SENIOR NOTE DUE 2013

No. A- [ ]	[Date]
€[ ]	PPN: 278865 B* 0

FOR VALUE RECEIVED, the undersigned, ECOLAB INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                        ], or registered assigns, the principal sum of [                              ] EUROS on December [14], 2013, with interest (computed on the basis of a 360-day year of twelve 30 day months) (a) on the unpaid balance hereof at the rate of 4.355% per annum from the date hereof, payable annually, on the [14th] day of December in each year, commencing with the December [14] next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of principal, any overdue payment of interest and any overdue payment of any Make Whole Amount, payable annually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 6.355% and (ii) 2.0% over the rate of interest publicly announced by Barclays Bank PLC from time to time in London, England as its “base” rate for loans denominated in Euros, from the due date thereof until such amount is paid.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in Euros at the principal office of Barclays Bank PLC in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of July 26, 2006 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement, (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement and (iii) agreed to the transfer restriction set forth in Section 13.2(b) of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized

EXHIBIT-A

(to Note Purchase Agreement)

in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York without regard to principles of conflicts of law (except Section 5-1401 of the New York General Obligations Law).

ECOLAB INC.
By
Title:

EXHIBIT 1-B

[FORM OF SERIES B NOTE]

ECOLAB INC.

4.585% SERIES B SENIOR NOTE DUE 2016

No. B-[ ]	[Date]
€[ ]	PPN: 278865 B@ 8

FOR VALUE RECEIVED, the undersigned, ECOLAB INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                     ], or registered assigns, the principal sum of [                              ] EUROS on December [14], 2016, with interest (computed on the basis of a 360-day year of twelve 30 day months) (a) on the unpaid balance hereof at the rate of 4.585% per annum from the date hereof, payable annually, on the [14th] day of December in each year, commencing with the December [14] next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of principal, any overdue payment of interest and any overdue payment of any Make Whole Amount, payable annually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 6.585% and (ii) 2.0% over the rate of interest publicly announced by Barclays Bank PLC from time to time in London, England as its “base” rate for loans denominated in Euros, from the due date thereof until such amount is paid.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in Euros at the principal office of Barclays Bank PLC in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of July 26, 2006 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement, (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement and (iii) agreed to the transfer restriction set forth in Section 13.2(b) of the Note Purchase Agreement .  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized

EXHIBIT I-B

(to Note Purchase Agreement)

in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York without regard to principles of conflicts of law (except Section 5-1401 of the New York General Obligations Law).

ECOLAB INC.

By
Title:

2

EXHIBIT 3

ECOLAB LETTERHEAD

June 12, 2006

The Purchasers

RE:	€125,000,000 Principal Amount 4.355% Series A
Senior Notes due 2013 and €175,000,000 Principal
Amount 4.585% Series B Senior Notes due 2016

With respect to each Purchaser, if the Closing shall not occur on a date on or before December 21, 2006, other than due to such Purchaser being unwilling or unable to close on such day, despite the Company meeting the conditions precedent set forth in Section 4 (other than the conditions set forth in Section 4.5 with respect to such Purchaser and other than the condition set forth in Section 4.6 with respect to any other Purchaser), then the Company shall promptly reimburse such Purchaser for any customary costs of voluntarily unwinding a forward starting cross-currency swap, if any, entered into by such Purchaser on the date hereof in connection with such Purchaser’s proposed purchase of a portion of the above-referenced Notes. Each Purchaser agrees to promptly pay to the Company an amount equal to any customary gains earned by such Purchaser as a result of any such voluntary unwinding of such swap. The Company further agrees to promptly reimburse such Purchaser for any customary costs of amending such forward starting cross-currency swaps amended to accommodate any closing date other than 14 December 2006 as a result of the Company not being able to meet the conditions precedent set forth in Section 4 (other than the conditions set forth in Section 4.5 with respect to such Purchaser and other than the condition set forth in Section 4.6 with respect to any other Purchaser). Each Purchaser agrees to promptly pay to the Company an amount equal to any customary gains earned by such Purchaser as a result of any such amendment of such swap.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the draft of the Note Purchase Agreement dated June 6, 2006 relating to the proposed issuance of the above-referenced Note, and any reference to “Section” shall be to a Section in said draft.

Acceptance of this letter by you is hereby waived.

Very truly yours,

John Corkrean
Vice President and Treasurer
Ecolab Inc.

Exhibit 4.4(b)

(to Note Purchase Agreement)